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                                                                                                                         EXHIBIT 12

Ratio of Earnings to Fixed Charges
(Amounts in million of dollars)
                                                        Twelve Months Ended                Years Ended December 31,
                                                       3/31/2002 (Unaudited)      2001        2000        1999      1998      1997
                                                       ---------------------      ----        ----        ----      ----      ----

Pre-tax income from continuing operations
before adjustment for income or loss from
equity investees                                                      563          622         757         977       853       629

Income or loss from equity investees                                    -            -          41          38        54        14

Capitalized Interest or AFUDC                                           1            2           2           6         7         0

Pre-tax income from continuing operation
after adjustment for income or loss from
equity investees and capitalized interest or AFUDC                    562          620         796        1009       900       643

Fixed charges:

Interest costs and amortization of debt
discount and premium on all indebtedness                              407          425         467         423       369       402

Rental                                                                  -            -           -           3         9         9

Total Fixed Charges                                                   407          425         467         426       378       411

Pre-tax income from continuing operation
after adjustment for income or loss from
equity investees plus fixed charges                                   969        1,045       1,263       1,435     1,278     1,054

Ratio of earnings to fixed charges                                   2.38         2.46        2.70        3.37      3.38      2.56
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